Exhibit 23.01


                   CONSENT OF INDEPENDENT AUDITORS



 The Board of Directors
 The Travelers Inc.:

 We consent to the incorporation by reference in the Registration
 Statements on:

 -    Form S-3  Nos. 33-49280, 33-55542, 33-56940, 33-68760,
                     33-51101 and 33-52281; and

 -    Form S-8  Nos. 33-32130, 33-43997, 33-59524, 33-37399,
                     33-28437, 33-7665, 33-28110, 33-43883, 33-21099, 33-29711,
                     33-47437, 33-39025, 33-40469, 33-38109, 33-50206,
                     33-39985, 33-51353, 33-51769, 33-51783,
                     33-52027 and 33-52029; and

 -    Form S-4  Nos. 33-37089, 33-25532 and 33-51201;

 of The Travelers Inc. (the "Company"), of our report dated April 26, 1993, with respect to the combined statement of assets acquired and liabilities assumed of the Shearson Lehman Brothers and SLB Asset Management Divisions ("SLBD") of Lehman Brothers Holdings Inc. (formerly Shearson Lehman Brothers Holdings Inc.), as of December 31, 1992 and 1991, the related combined statement of operations of SLBD for the years then ended and the combined statement of cash provided by net income, as adjusted for non cash expenses and changes in assets acquired and liabilities assumed, exclusive of investing and financing activities for the year ended December 31, 1992, together with the notes thereto, included in the Company's Current Report on Form 8-K, dated June 10, 1994, filed with the Securities and Exchange Commission.



 New York, New York                  /s/ Ernst & Young
 June 10, 1994